Exhibit 10.37

AMENDMENT NO. 6 TO

PROMISSORY NOTE

This Amendment No. 6 to Promissory Note (this “Amendment”) is made effective as of December 31, 2014 and amends that certain Promissory Note dated as of February 26, 2013 (the “Note”) made by Grandparents.com, Inc. a Delaware corporation (the “Company”), in favor of { ______ } (the “Holder”).

WITNESSETH:

WHEREAS, the Company and the Holder desire to amend the Note as provided herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A.           Amendments. The Note is hereby amended as follows:

1.          Section 1 of the Note is deleted in its entirety and replaced with the following:

“1. Maturity. Unless sooner paid in accordance with the terms hereof, the entire unpaid principal amount and all unpaid accrued interest under this Note shall become fully due and payable on the earlier of (i) March 31 2015, (ii) the closing of a single transaction (whether debt, equity or a combination of both) that results in gross proceeds to the Company of $2 Million, or (iii) the acceleration of the maturity of this Note by the Holder upon the occurrence of an Event of Default (such earlier date, the “Maturity Date”). For purposes of this Note, “Event of Default” means the occurrence of any of the following: (i) the Company shall fail to pay when due any principal or interest payment on the due date hereunder; (ii) the commencement by or against the Company of any proceeding for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of its property; (iii) the filing by or against the Company of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against the Company, such proceeding is not dismissed or stayed within sixty (60) days of the commencement thereof); or (iv) any assignment by the Company for the benefit of creditors.

B.           No Other Amendments. This Amendment shall not be deemed to modify the terms of the Note except as expressly set forth herein.

C.           Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

1

D.           Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, all such counterparts shall together constitute but one and the same instrument and facsimile and photostatic copies of such executed counterparts shall be given the same effect as the originals.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No 6 to the Promissory Note as of the date first written above.

THE COMPANY:		THE HOLDER:

Grandparents.com, Inc.		{ }

By:	/s/ Matthew Schwartz	By:
Name:	Matthew Schwartz	Name: _____________________________
Title:	VP/Chief Compliance Officer	Title:

2